EXHIBIT 10.2

CONSULTING AGREEMENT

Between
Geneva Equities, Ltd
And
L’Air Holding, Inc.
(Formerly, Superior Networks, Inc.)

This Consulting Agreement (the “Agreement”) is entered into as of January, 2003, by and between Geneva Equities, Ltd, a Nevada Company, (the Consultant), and L’Air Holding, Inc, (Formerly, Superior Networks, Inc) (“Company”).

WHEREAS, Company desires to acquire or merge with other businesses, enter into investment banking relationships and enhance shareholder value through the sale or restructuring of its business, recapitalizations, reorganizations and placement of common stock, preferred stock, and/or debt instruments (the “Company Objectives”). The goal of L.Air is to grow its business through the acquisition of other Companies in the Air Line Industry, and other related industries.

WHEREAS, Company recognizes that Consultant can contribute to funding, analyzing, structuring, negotiating and financing business sales and/or acquisitions, joint ventures, alliances and other desirable projects, which contribution is of great value to Company and its shareholders;

WHEREAS, Company believes it to be important both to the future prosperity of Company Objectives and to Company’ s general interest to retain Consultant as non exclusive Consultant to Company and have Consultant available to Company for consulting services in the manner and subject to the terms, covenants, and conditions set forth herein;

WHEREAS, in order to accomplish the foregoing, Company and Consultants desire to enter into this Agreement, effective as of the date of execution hereof, and to provide certain assurances as set forth herein.

WHEREAS, in order to accomplish the foregoing, Consultant and Company have entered into this Consulting Agreement.

NOW THEREFORE, in view of the foregoing and in consideration of the promises and mutual representations, warranties, covenants and promises contained herein and other good and valuable consideration,

the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.             Retention.  Company hereby retains Consultant during the Consulting Period (as defined in Section 2 below), and Consultant hereby agrees to be so retained by Company, all subject to the terms and provisions of this Agreement.

2.             Consulting Period.  The Consulting Period shall commence on January 15, 2003 and terminate no earlier than May 15, 2004.  After May 15, 2004, either party may terminate this agreement upon at least 30 days written notice.

3.             Duties of Consultants.  During the Consulting Period, Consultant shall use its reasonable and best efforts to perform those actions and responsibilities necessary to: (i) identify, analyze, structure and/or negotiate business sales and/or acquisitions, including without limitation, merger agreements, stock purchase agreements, and any agreements relating to financing and/or the placement of debt or equity securities of Company, (ii) assist Company in its corporate strategies, (iii) assist Company in the implementation of its business plan, (iv)assist in raising and generating financing to acquire other Air Carriers , as may be in the best interest of L.Air (the “Services”),(v)to increase market capitalization through programs designed to expand investor awareness.

Based upon the best efforts of the Consultants to increase market capitalization, and shareholder awareness, Company shall provide all necessary financing required in order to purchase businesses targeted by Company, including cash or freely tradable or restricted securities.  Such securities may include freely tradable Common Stock, restricted Common Stock, and preferred stock in Company, debt, convertible debt or any other security.  Consultants shall render such Services diligently and to the best of its ability.

In order to facilitate the goals of L.Air, Consultant shall develop and implement a public relations program developing investor relations through the use of multi media technology, with the goal of enhancing shareholder awareness of L.Air, as follows:

•                                          Marketing Media Preparation and Electronic Distribution. Syndicating the Market via the Internet, faxing, and direct mail.

Preparation of a detailed investment research report, profiles and other marketing material. This information will be distributed immediately through an electronic platform to a large database of users.  This includes databases of several affiliates of consultants, which shall utilize the Internet, Faxing and direct mail to access a broad, yet targeted audience.

Preparation of a schedule of press releases that will be released via a worldwide Business Wire account L.Air will set up. These will be released as warranted by the facts, with each press release drawing a conclusion of what the event means to L.Air’s revenue stream, profits and earnings per share and over what time frame. Each press release will be distributed over an electronic platform, with links to additional information sites.

Website Consultation – to further develop L.Air’s presence and increase the amount of relevant and easily accessible information available.

•              Controlled Buying – Using various market maker, consultants shall manage the sale of stock by opening client accounts with broker dealers for large shareholder(s) {minimum 250,000 shares}. Consultants shall arrange for buying over the first 30 - to- 60 days after initial electronic program has been launched to help achieve valuation goals.  This will come in the form of purchases from retail brokers and small hedge funds.

•              Affiliated Buying – To actively solicit buying from agents and affiliates, including in-place network of new investors obtained during the initial stages of the campaign, and from retail stockbrokers and sales traders at regional brokerage houses.  The firms will retail the stock to their customers in exchange for exposure to network of buyers and companies, which is designed to generate thousands of leads each week.

•              Final Phase – Renewed electronic and other Internet marketing in conjunction with Institutional Money Manger direct investment and market support.  During this phase, in order to achieve target stock price, consultants assist in presenting L.Air to several targeted pension fund managers to invest either through open market purchases, or via private transactions.  Amounts invested and the time frame for presenting L.Air to a pension fund or large investor can vary depending upon the valuation in the market and other fundamental considerations affecting L.Air’s stock price.

4.             Other Activities of Consultants.  Company recognizes that Consultants shall perform only those services that are reasonably required to accomplish the goals and objectives set forth herein, and that Consultants shall provide services to other businesses and entities other than Company.  Consultants shall be free to directly or indirectly own, manage, operate, join, purchase, organize or take preparatory steps for the organization of, build, control, finance, acquire, lease or invest or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, manager, agent, representative, associate, Consultants, investor, advisor or otherwise with (collectively, be “Affiliated” with), any business or enterprise, or permit its name or any part thereof to be used in connection with any business or enterprise, engaged in any business, including but not limited to, any business that is the same as, substantially similar to or otherwise competitive with, adverse to, affiliated with, or otherwise related to Company.  Consultants may be affiliated with any entity, which may provide services to Company.  Company hereby waives any conflict of interest that may arise from a relationship between Consultants and any entity, which Consultants are affiliated with.  This Agreement may be assigned by Consultants to an entity designated by Consultants, whether Affiliated or not Affiliated with Consultants, and wherever located.

5.             Compensation.  In consideration for Consultants entering into this Agreement, Company shall compensate Consultants as follows:

Fees and Commissions:

a.               Geneva shall assume the responsibility of providing the PR and IR programs, on a sustained basis, as may be in the best interest of L.Air, and with the full knowledge, consent and participation of L.Air. Consultants shall use their best efforts to generate no less than $2 MILLION on behalf of L.Air, which funds shall be used for operations and acquisitions.

Company shall issue 3 million free trading shares as   follows:

i.                                          2 million free trading shares as follows:

a. Company shall cause to be issued 8 certificates in the amount of 250,000 shares each, which shares shall be held in trust at Research Capital, to be distributed in conformity with the terms and conditions contained in this agreement.

b.              Company shall cause to be deposited into a designated account at Research Capital, the first certificate in the amount of 250,000 shares, which shares may be sold in advance in order to pay the out of pocket expenses associated with the I/R, P/R program which is the subject of this agreement.

c.               The balance of the shares shall be deposited into the designated account of the Consultant at research Capital as the share price reaches the following milestones:

a.             250,000 shares to be released to Consultant when the closing bid price is .30 per share;

b.             500,000 shares at .50 per share;

c.             500,000 shares at .70 per share;

d.             500,000 shares at $1.00 per share.

ii. 250,000 free trading shares per month, issued in the name of Geneva Equities, and delivered to the address hereon, which shares shall be due on or before the 15th day of each month for four (4) consecutive months, commencing 30 days from execution hereon.

Expenses.

a.               With the exception of PR/IR services, which consultants shall pay, as referenced above, Company shall pay all out of pocket expenses reasonably incurred during the Consulting Period by Consultant for business purposes related to or in furtherance of the goals and objectives of Company and/or the provision of the Services (collectively, “Company Purposes”), including, without limitation, expenses incurred with respect to Consultant travel (including travel for flights of less than three hours and business class travel for flights of three hours or more or outside the continental United States), meals and entertainment and other customary and reasonable expenses for Company Purposes.  Company shall pay such expenses directly, or, upon submission of bills, receipts and/or vouchers by Consultant, by direct reimbursement to Consultant. Consultants shall seek approval of Company prior to incurring such expenses.

b.              Consultant shall pay for all IR and PR programs set up and established by Consultant, and Company shall have no obligation or liability thereon.

Warrants.

a.               Company shall issue to Consultants or its designees, warrants to purchase three Million (3,000,000) shares of Common Stock (the “Warrants”), with exercise prices equal to (a) as to one million two hundred thousand (1,200,000) warrants, at $.20, (b) as to one million three hundred thousand warrants (1,300,000), at $.25, (c) as to five hundred thousand (500,000) warrants, at $.50, and which may be exercised by Consultants at any time through the payment of (i) cash, (ii) a promissory note bearing interest at six percent (6%) per annum, or (iii) by tendering shares of Common Stock equal to the aggregate exercise price divided by the last closing price of the Common Stock as reported on such exchange or market as such Common Stock is then traded on the date of exercise, in each case at Consultant’s option.  Such Warrants as are exercised shall vest immediately if paid in cash or Common Stock, and on a pro rata basis in accordance with receipt of cash or Common Stock in the event Warrant is exercised with a promissory note.  Company shall, at its sole expense, cause the Common Stock underlying the Warrants to be registered with the Securities and Exchange Commission upon demand, or upon the first registration of any of the Common Stock of Company after the date of this Agreement if no such demand has yet been made.  In the event Company issues or sells Common Stock or any other equity securities of Company after the date of this Agreement to any party other than Consultants for cash consideration or non-cash consideration which has a fair value below the closing bid price as of the date prior to such issuance or sale, or issues options, warrants or other securities convertible into Common Stock with an exercise or conversion price less than the closing bid price as of the date prior to such issuance, the terms of the Warrants herein shall be adjusted so as to protect Consultants against any dilution of its interest in the Common Stock underlying the Warrants.  If at any time there shall be a capital reorganization of the Common Stock or merger of Company into another corporation, or the sale of all or substantially all of Company’ properties or assets, then, as a part of such reorganization, merger or sale, lawful provision shall be made so that Consultants shall thereafter be entitled to receive upon exercise of the Warrants, the number of shares of Common Stock, or securities of the successor corporation resulting from such reorganization, merger or sale, to which Consultant would have been entitled had the Warrants been exercised immediately prior to such reorganization, merger or sale.

Fees for Acquisition Opportunities.

a.               Company shall pay to Geneva a fee equal to ten percent (10%) of the total aggregate consideration paid for any acquisition or sale by Company of any business, corporation or division (a “Target”), including, but not limited to, acquisitions by stock purchase agreement, merger agreement, plan of reorganization or asset purchase agreement, in which Consultant participates through the raising of the equity capital required for such transaction. Said fee shall be due upon closing of the transaction. The form of payment of the fee shall mirror the transaction. Specifically, if the form of the transaction is 50% cash, and 50% stock, the fee shall be paid, 50% cash, and 50% stock.

b.              In addition, in all transactions in which Consultants are involved, Consultants shall also be entitled to a financing fee equal to ten percent (10%) of any private or public placement of debt or equity securities of Company, including without limitation, promissory notes, debentures, convertible debt, common stock or preferred stock, or any other securities owned by Company, including without limitation securities of other corporations.

Third Party Commissions.

a.               Consultants and/or its Affiliates shall be entitled to share in any fees or commissions payable by third parties on any transaction contemplated herein, including, but not limited to, any fees payable to Consultants by a third party lender, financing partner, or other party, or a seller of a corporation or business, including, without limitation, investment banking fees or commissions, business brokerage fees or commissions, finders fees, or any other fee payable by a third party to Consultants for any reason including the identification of Company as a potential purchaser or seller of such corporation or business (a “Transaction Commission”).  Company hereby waives any conflict of interest that may arise due to any transaction wherein Consultants receives such a Transaction Commission, including, but not limited to, any conflict of interest which may arise as a result of the dual representation by Consultants of the seller or purchaser of a corporation or business on the one hand, and Company on the other.

6.             Termination.

a.               Company may terminate this Agreement with thirty (30) days written notice, as follows:  i. If Consultants are unable to provide the consulting services by reason of dissolution, filing for protection under federal bankruptcy laws, or any bankruptcy petition or petition for received is commenced by a third part against Consultants, any of the foregoing of which remains undismissed for a period of sixty (60) days. ii. Change in control of Consultants resulting from a merger, acquisition or such other change wherein more than fifty percent (50%) of the Consultant’s equity is exchanged, sold, or transferred to another party.  iii. Breach or default of any material obligation of Consultants, which breach or default is not cured within five (5) days of written notice from Company. iv. If the Consultants are not able to raise the equity capital required to grow L.Air as set forth herein, or if the IR/PR campaign developed by Consultants is not effective in achieving the stated goals.

7.             Notice.

a.     Any notice required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered in person or sent by certified mail, return receipt requested, postage and fees prepaid, or by national overnight delivery prepaid service to the parties at their addresses set forth below.  Any party hereto may at any time and from time to time hereafter change the address to which notice shall be sent hereunder by notice to the other party given under this paragraph.  The date of the giving of any notice sent by mail shall be the day two days after the posting of the mail, except that notice of an address change shall be deemed given when received.  The addresses of the parties are as follows:

TO CONSULTANTS:

Geneva Equities, Ltd

3200 Airport   Suite 20

Santa Monica, California 90405

Attn: President

Telephone: (310) 636-9224

Facsimile: (310) 636-4405

TO COMPANY:

Superior Networks, Inc.

130 King St. West

Suite 3670

Toronto, Ontario   M5X 1B1

8.             Waiver.

a.     No course of dealing nor any delay on the part of either party in exercising any rights hereunder will operate as a waiver of any rights of such party.  No waiver of any default or breach of this Agreement or application of any term, covenant or provision hereof shall be deemed a continuing waiver or a waiver of any other breach or default or the waiver of any other application of any term, covenant or provision.  Definition of “Reasonable and Best Efforts.”  Reasonable and best efforts shall not include the payment of any non-reimbursable out-of-pocket costs or other payments by Consultants.  Consultants shall not guarantee, make any representation concerning (which representation would survive the closing of any escrow or other transaction) or warrant (i) the condition, performance, value, or profitability of any business purchased, sold by, or otherwise considered for purchase by Company; (ii) the validity or authorization of any capital stock purchased, sold by, or otherwise considered for purchase by Company; (iii) the market value of any capital stock, business or assets purchased, sold by, or otherwise considered for purchase by

Company; (iv) the ability to finance, refinance or otherwise mortgage or encumber any business or corporation purchased, sold by, or otherwise considered for purchase by Company; or (vi) that Consultants will find or present any business or corporation which Company will consider, approve or ultimately purchase or be able to purchase; or (7) the covenants, representations or warranties of any party to any stock purchase, asset purchase, merger or other agreement entered into by Company with any third party.

9.             Successors; Binding Agreements.

a.               Prior to the effectiveness of any succession (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company, Company will require the successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had occurred.  As used in this Agreement, “company”@ shall mean Company as defined above and any successor to its business and/or assets which executes and delivers the Agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or otherwise.

10.           Survival of Terms.

b.              Notwithstanding the termination of this Agreement for whatever reason, the provisions hereof shall survive such termination, unless the context requires otherwise.

c.               Notice of No Conflict.  Company agrees that Regis Possino is the President and owner of Geneva Equities, Ltd, and that he shall be appointed as a member of the Board of Directors of Company. Company, recognizes no conflict by and between Company, and Consultant from actions arising from or contemplated by this Agreement.

11.           Counterparts.

a.               This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  Any signature by facsimile shall be valid and binding as if an original signature were delivered.

12.           Captions

a.               The caption headings in this Agreement are for convenience of reference only and are not intended and shall not be construed as having any substantive effect.

13.           Governing Law.

a.               This Agreement shall be governed, interpreted and construed in accordance with the laws of the state of California applicable to agreements entered into and to be performed entirely therein.  Any suit, action or proceeding with respect to this Agreement shall be brought exclusively in the state courts of the state of California or in the federal courts of the United States, which are located in Los Angeles, California.  The parties hereto hereby agree to submit to the jurisdiction and venue of such courts for the purposes hereof.  Each party agrees that, to the extent permitted by law, the losing party in a suit, action or proceeding in connection herewith shall pay the prevailing party its reasonable attorneys fees incurred in connection therewith.

14.           Entire Agreement/Modifications.

a.               This Agreement constitutes the entire agreement between the parties and supersedes all prior understandings and agreements, whether oral or written, regarding Consultants retention by Company, including, but not limited to, any prior agreement, or any agreements related thereto; provided, however, that all fees previously earned or paid to Consultants under the Prior Agreement shall be deemed earned, and shall be in addition to any fees payable hereunder.  This Agreement shall not be altered or modified except in writing, duly executed by the parties hereto.

15.           Warranty.

a.               Company and Consultant each hereby warrants and agrees that each is free to enter into this Agreement, that the parties signing below are duly authorized and directed to execute this agreement, and that this Agreement is a valid, binding and enforceable against the parties hereto.

16.           Severability.

a.               If any term, covenant or provision, or any part thereof, is found by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the same shall not affect the remainder of such term, covenant or provision, any other terms, covenants or provisions or any subsequent application of such term, covenant or provision which shall be given the maximum effect possible without regard to the invalid, illegal or unenforceable term, covenant or provision, or portion thereof.  In lieu of any such invalid, illegal or unenforceable provision, the parties hereto intend that there shall be added as part of this Agreement a term, covenant or provision as similar in terms to such invalid, illegal or unenforceable term, covenant of provision, or part thereof, as may be possible and be valid, legal and enforceable.

IN WITNESS HEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

CONSULTANTS:

Geneva Equities, Ltd

By:	/s/ Regis Possino
Regis Possino, President

Company:

L’Air Holding, Inc.

By:	/s/ Philippe Solomon
Philippe Solomon, CEO